UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): January 7, 2008

SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of formation)	File No. 001-13251 (Commission File Number)	52-2013874 (I.R.S. employer Identification No.)

12061 Bluemont Way, Reston, VA 20190	20190
(Address of registrant’s principal executive offices)	(zip code)
Registrant’s telephone number including area code: (703) 810-3000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
      On January 9, 2008, SLM Corporation (the “Company”) paid Citibank, N.A. (“Citibank”) approximately $882 million due under the Company’s equity forward contract with Citibank and the contract was terminated.
      On January 2, 2008, the Company reported on a Form 8-K that on December 31, 2007, the Company and Citibank agreed to physically settle the contract, and the Company paid Citibank approximately $1.1 billion, the difference between the contract purchase price and the previous market closing price on the 44 million shares. The Company also reported that the common shares outstanding and shareholders’ equity on the Company’s year-end balance sheet reflect the shares issued in its recent public offerings and the physical settlement of the equity forward contract.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As reported in the Form 8-K filed by the Company on January 9, 2008, the Board of Directors of the Company appointed Anthony P. Terracciano as Chairman of the Board and John (Jack) F. Remondi as Vice Chairman and Chief Financial Officer. The material terms of the compensation arrangements for Messrs. Terracciano and Remondi are as follows.
      Mr. Terracciano will be paid annually an amount equal to $600,000. Mr. Terracciano received an option grant to purchase 500,000 shares of the Company’s common stock (the “Options”) and 200,000 shares of restricted common stock (the “Restricted Stock”) for a three-year term of service.
     The Options were granted at the closing price for the Company’s common stock on January 7, 2008 ($17.83), the date of grant, for a 10-year term. The Options and Restricted Stock vest in three equal installments on the first, second and third anniversaries of Mr. Terracciano’s appointment to the Board. In addition, the Options and Restricted Stock vest upon the following events: Mr. Terracciano is not re-elected to the Board; he separates from service on account of death or disability; his role as Chairman is changed; or there is a change in control of the Company. Once vested, the Options may be exercised throughout the 10-year term.
     Any other material terms and conditions of Mr. Terracciano’s service with the Company will be disclosed once finalized.

     Mr. Remondi will be paid an annual base salary of $1,000,000 and will be eligible for a maximum incentive bonus of $3,000,000 based on corporate and individual performance over the next 12 months. Mr. Remondi received a stock appreciation right that may be settled partially or entirely in cash covering 2 million shares of the Company’s common stock (the “Award”). The exercise price for the Award is $17.30, the closing price of the Company’s common stock on January 8, 2008, the date of grant. The Award vests upon the share price reaching a closing price equal to or greater than 120% of the grant price for five days, but not earlier than January 8, 2009. If the Award is not vested under the price vesting target, the Award vests on January 8, 2013. Subject to his continued employment, Mr. Remondi will be granted an additional award covering 1 million shares (the “Additional Award”) on January 8, 2009. The Additional Award vests upon the share price reaching a closing price equal to or greater than $24.22, 140% of the grant price of the Award, but not earlier than January 8, 2010. If the Award is not vested under the price vesting target, the Award will vest on January 8, 2014.
     If Mr. Remondi’s employment is terminated by the Company without cause, Mr. Remondi will receive a cash severance benefit equal to six months of Pay, as defined herein, for each year of service up to a maximum of three years of Pay; however, during the first year of Mr. Remondi’s employment, the severance benefit will not be less than $1,500,000. If Mr. Remondi determines to leave employment with the Company, the severance benefit will not exceed one year of Pay. Pay equals the average of base salary and bonus since employment.
     For up to a two-year period, Mr. Remondi will be provided with housing in Reston, Virginia and an annual allowance of up to $100,000 per year for personal use of corporate aircraft.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
By:	/s/ MICHAEL E. SHEEHAN
Name:	Michael E. Sheehan
Title:	Senior Vice President and Deputy General Counsel

Dated: January 11, 2008